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                                                                    Exhibit 8(g)


                               SERVICE AGREEMENT
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This agreement is entered into, effective January 1, 1992, by and between
Provident Mutual Life Insurance Company of Philadelphia (PMLIC), a Pennsylvania corporation, and Providentmutual Life and Annuity Company of America (PLACA), a Pennsylvania corporation. Upon execution, this agreement shall supersede and replace any and all prior service agreement(s) between PMLIC and PLACA.

WHEREAS PLACA desires to have PMLIC perform certain services in regard to the operation of a life insurance company; and

WHEREAS PMLIC is desirous of performing such services;

NOW, THEREFORE, PMLIC and PLACA agree as follows;

PMLIC shall perform all services necessary to administer the business operations of PLACA (including, but not limited to, the specific services enumerated in this Agreement) at such intervals and in such a manner as reasonably required by PLACA, using forms and procedures and in accordance with any and all applicable rules and regulations of regulatory authorities.

                                     PART I

                            ADMINISTRATIVE SERVICES

PMLIC shall perform the following services:

1.1     POLICY ADMINISTRATION

        (a) Process all requests for changes to the policy: address change; beneficiary change; etc.
        (b)     Provide mail and telephone policyowner service.
        (c)     Issue policy anniversary statements.
        (d)     Bill and collect premiums due.
        (e)     Process policy loans and loan repayments.
        (f)     Calculate and apply policyholder dividends.
        (g)     Process transfers between accounts.
        (h)     Process supplementary contracts and periodic payments.

1.2     AGENT ADMINISTRATION

        (a)     Contract and license agents.
        (b)     Calculate and pay commissions.
        (c)     Recapture agents' balances.
        (d)     Calculate production data.






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1.3        COMPANY ADMINISTRATION

          (a)     Process general journal vouchers and prepare trial balances.
          (b)     Process accounts payable transactions.
          (c)     Process and pay state and local taxes.
          (d)     Prepare required regulatory filings,
          (e)     Prepare required information filings (1099's, 5498's, etc.)
          (f)     Calculate and process reinsurance transactions.
          (g)     Initiate and control separate account buy/sell transactions.
          (h)     Perform actuarial and related services.
          (i) Perform investment services as more specifically described in Schedule A.
          (j)     Perform product development services.
          (k)     Perform legal services.


                                    PART II

                                 CLAIM SERVICES

PMLIC shall perform the claim services listed below on behalf of PLACA in strict compliance with the policies, with PLACA's claim practices and procedures, and with any and all applicable rules and regulations of regulatory authorities, using PLACA approved forms. PMLIC shall strictly comply with the claims payment standards set forth in written guidelines to be provided to PMLIC by PLACA.

        (a) Handle all claims for withdrawals, surrenders, and payments upon death.

        (b)     Forwarding of annuitizations to PLACA.


                                    PART III

                               MARKETING SERVICES

PMLIC shall perform the following services:

        (a)     Prepare advertising and marketing material.

        (b)     Prepare illustrations.


                                    PART IV

                             UNDERWRITING SERVICES

PMLIC shall perform the following services:

        (a)     Underwrite review of life policies.

        (b)     Process MIB information.

        (c)     Perform policy issue functions.

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                                     PART V

                                DRAFT AUTHORITY

        5.1 PMLIC shall pay claims by checks drawn on a bank account established for that purpose under written procedures and controls established by PLACA.

        5.2 PMLIC agrees to maintain and preserve full and complete records necessary for the processing of claims and claim payments in a manner satisfactory to PLACA, and all such records shall be and remain the property of PLACA. PMLIC shall make these records available to PLACA during normal business hours for review, inspection and examination, and shall promptly deliver all records or any requested part of them to PLACA at its Home Office whenever requested by it.

        5.3 PMLIC's check authority shall terminate immediately upon notice from PLACA. Upon termination, PMLIC shall immediately return all unused checks, all claim records, and all pending files to PLACA and shall cooperate in accomplishing a speedy and orderly transition. At all times, the claim records held by PMLIC are the property of PLACA.


                                    PART VI

                                    RECORDS

PMLIC shall maintain at its principal administrative office books and records of all transactions between PMLIC, PLACA and all insured persons for the duration of this Agreement and six years thereafter. These records shall be maintained in accordance with prudent standards of insurance recordkeeping and in accordance with any and all applicable rules and regulations of regulatory authorities. PLACA retains the right to continuing access to the books and records of PMLIC needed by PLACA to fulfill all of its obligations under the Policies to insured persons. All such records shall be made available to PLACA during normal business hours for review, inspection, examination, and at PLACA's expense, reproduction. All such records shall be the property of PLACA, and PLACA may demand the delivery of such records upon termination of their Agreement.


                                    PART VII

                                     AUDIT

PLACA shall be entitled to make audits of the books and accounts of PMLIC relative to transactions subject to this Agreement. Such audits shall be scheduled at reasonable times and PMLIC shall cooperate to the fullest extent possible in accommodating all such audits.



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                                   PART VIII

                           COMPLAINTS AND LITIGATION

        8.1 PMLIC will promptly notify PLACA of any complaint to or from any state insurance department of which PMLIC becomes aware in connection with any transaction covered by this Agreement. Any complaint letter from any state insurance department received by PMLIC together with its file and a detailed report on the matter shall be forwarded immediately to the Legal Officer of PLACA.

        8.2 PMLIC will promptly notify the Legal Officer of PLACA of any litigation of which PMLIC becomes aware in connection with any transaction covered by this Agreement. Each party hereto shall be responsible at its own expense (such expense to be subject to the provisions of Sections 11.1 and 11.2 hereof) for defending itself in any litigation brought against it, whether or not the other party hereto is also a defendant, arising out of any aspect of activities engaged in connection with the Policies.


                                    PART IX

                                  COMPENSATION

        9.1 As full and complete compensation to PMLIC for all services rendered by it to PLACA under this Agreement, PLACA agrees to pay PMLIC during the term of this Agreement a service fee in accordance with Schedule B.

        9.2 In the event that it is determined that Pennsylvania sales or use tax is applicable to any of the services rendered under this Agreement, PLACA agrees to pay PMLIC the amount of such tax. PMLIC shall be responsible for paying such tax to the appropriate taxing authority.


                                     PART X

                            RELATIONSHIP OF PARTIES

        10.1 The relationship between PMLIC and PLACA is the contractual relationship established by this Agreement. Nothing in this Agreement shall be construed to create the relationship of employer and employee, or the relationship of principal and agent, between PLACA and PMLIC. PMLIC's authority shall be limited to that which is expressly stated in this Agreement. PLACA shall exercise no control over the hours, office location, rentals, or employees of PMLIC

        10.2 This Agreement may not be assigned in whole or part by PMLIC, except to an affiliate of PMLIC, without prior written approval of PLACA. Any assignee shall be bound by the terms of this Agreement.

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        10.3    PMLIC may subcontract for the performance of services which
                PMLIC is to provide hereunder; provided, however, that PMLIC will remain legally responsible for the proper performance of such services and will not, without PLACA's prior written consent, subcontract, except to an affiliate of PMLIC, for the performance of any services hereunder requiring contact with annuitants, insureds or claimants.


                                    PART XI

                         INDEMNIFICATION AND INSURANCE

        11.1 PMLIC agrees to indemnify and hold PLACA harmless from any and all losses, costs, claims, demands, damages, and attorneys' fees arising out of or caused by the alleged negligence or misconduct of its officers, agents or employees in processing, investigating, and/or paying claims, and/or alleged fraudulent conduct or embezzlement or any other alleged negligence attributable to PMLIC, its officers, agents, or employees with regard to services provided pursuant to this Agreement.

        11.2 PLACA agrees to indemnify and hold PMLIC harmless from any and all losses, costs, claims, demands, damages, and attorneys' fees arising out of or caused by:

                (a) any act or omission of PMLIC required to be taken or not taken by the terms of this Agreement or at the direction or request of PLACA provided, however, that such losses, costs, claims, demands, damages or fees neither arose out of nor were caused by PMLIC's negligence or misconduct in carrying out any such requirements, direction or request, or

                (b) the alleged negligence or misconduct in processing, investigating, and/or paying claims, and/or alleged fraudulent conduct or embezzlement or any other alleged negligence attributable to PLACA, its officers, agents, or employees.

        11.3 PMLIC shall maintain insurance in effect that provides protection to PLACA to cover loss by reason of acts of fraud or dishonesty. Such insurance shall be in an amount of no less than $1,000,000. PMLIC shall cause the issuer of said insurance policy to deliver to PLACA evidence of the existence of such policy and shall cause the insurer to give PLACA thirty (30) days written notice prior to cancellation of, or any material change in, the policy.

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        11.4    In the event of a change in control of PLACA, PMLIC shall
                maintain in effect a general liability policy in the amount of no less than $1,000,000 per occurrence, providing for indemni-fication of PLACA to cover any loss arising as a result of any real or alleged negligence on the part of PMLIC's employees in any aspect of the performance of PMLIC's services under this Agreement. PMLIC shall cause the insurer to give PLACA thirty
                (30) days written notice prior to the cancellation of, or any material change in, the policy.

        11.5 Evidences and notices as provided for in Section 11.3 and 11.4 shall be addressed to PLACA to the attention of the Legal Officer.


                                    PART XII

                             REGULATORY AUTHORITIES

In the conduct of its business and in the performance of its obligations under this Agreement, PMLIC shall comply with all applicable statutes, ordinances, rules, and regulations of any and all federal, state, and municipal regulatory authorities. Where required by state law, PMLIC shall hold a certificate of registration as a Third Party Administrator issued by the Department of Insurance or other regulatory body, Also, PLACA and PMLIC will enter into a separate agreement with respect to each state that has enacted an administrators statute requiring written agreements between third party administrators and insurers, and where any term of such a separate agreement conflicts with any term of this Agreement, the former shall prevail, but only with respect to the specific term involved and the statute to which it applies.


                                   PART XIII

                                CONFIDENTIALITY

All claims, records and other material pertaining to PLACA products that is not meant for public dissemination shall be held by PMLIC in strict confidence. Except as explicitly provided under any Policy, or as required by law, PMLIC shall not supply information on any claim to third parties, but shall refer all such requests to PLACA.


                                    PART XIV

                                  TERMINATION

        14.1 This Agreement shall terminate at the option of PLACA on the occurrence of any of the following events:

                (a)     Cessation of PMLIC's administration business;

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                (b)     Bankruptcy, receivership, or dissolution of PMLIC;

                (c) Upon 6 months written notice of termination by PLACA to PMLIC. The notice shall be delivered personally or mailed, by certified mail, to PMLIC;

                (d) Gross negligence, fraud or embezzlement on the part of PMLIC;

                (e) Failure by PMLIC to comply with applicable state licensing requirements that is not remedied within 90 days after receipt of written notice thereof;

                (f) Failure by PMLIC to comply with any provision of this Agreement, if such failure is not remedied within 90 days after receipt of written notice thereof;

                (g) In the event of the sale of a controlling interest in any party with whom PMLIC has subcontracted as permitted under section 10.3, PMLIC shall cause notice of such sale to be given in writing to PLACA no less than 30 days prior to the closing date of such sale, unless such disclosure is precluded by applicable law.

        14.2 This Agreement shall terminate at the option of PMLIC on the occurrence of any of the following events:

                (a)     Cessation of PLACA's business;

                (b)     Bankruptcy, receivership, or dissolution of PLACA;

                (c) Upon 6 months written notice of termination by PMLIC to PLACA. The notice shall be delivered personally or mailed, by certified mail, to PLACA;

                (d) Gross negligence, fraud or embezzlement on the part of PLACA;

                (e) Failure by PLACA to comply with applicable state licensing requirements that is not remedied within 90 days of receipt of written notice thereof;

                (f) Failure by PLACA to comply with any provision of this Agreement, if such failure is not remedied within 90 days after receipt of written notice thereof.

        14.3    Upon termination of this Agreement,

                (a) PMLIC shall promptly deliver to PLACA or its designee all claim records, pending files and pertinent administrative records;

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                (b)     PLACA shall promptly pay all outstanding amounts under
                        the Agreement;

                (c) PMLIC and PLACA will cooperate with each other in accomplishing a speedy and orderly transition period.


                                    PART XV

                              SIGNATORY AUTHORITY

Each party hereto represents and warrants that each of the respective officers executing this Agreement on its behalf is duly authorized by its Board of Directors and is acting within the scope of his authority to bind said party under this Agreement.

Signed and sealed as of the effective date shown hereinabove.

                                        PROVIDENT MUTUAL LIFE INSURANCE
                                        COMPANY OF PHILADELPHIA

Witness                                 By
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                                       PROVIDENTMUTUAL LIFE AND
                                       ANNUITY COMPANY OF AMERICA


Witness                                 By
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                                   SCHEDULE A


PMLIC will manage the investments of PLACA on the following basis:

1. PMLIC will review new investments for PLACA and, on a continuing basis, monitor the existing portfolio and recommend to PLACA changes and additions deemed appropriate. After approval by PLACA, PMLIC will convey the appropriate instructions to brokers, agents or other intermediaries necessary for execution of the recommendations approved. PMLIC will also provide the following investment services for PLACA: investment accounting, legal review, securities safekeeping, cash management and collection functions.

2.      The assets to be managed by PMLIC on behalf of PLACA are as follows:

        - Securities: bonds, private placements, preferred stock, common stock and short-term investments

        - Mortgage Loans and Real Estate: mortgage loans, investment real estate and real estate joint ventures

        - Other investments as agreed upon by the parties.

3.      The charges for the investment services provided are as follows:

        (a)     For Securities Management:

                PMLIC will charge PLACA an annual investment management fee based on the statutory value of the PLACA assets managed by PMLIC as follows:

                     .15% of the first $100,000,000 of such assets calculated and paid monthly, plus

                     .10% of such assets in excess of $100,000,000 calculated and paid monthly.

                The asset value will be determined for each month as the average of the asset values at the beginning and end of the month.

        (b)     For Mortgage Loans and Real Estate Management:

                PMLIC will charge PLACA an annual investment management fee calculated as follows based on the asset values as defined below of the PLACA assets managed by PMLIC:





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                  .20% of the first $100,000,000 of assets calculated and paid monthly, plus

                  .15% of such assets in excess of $100,000,000 calculated and paid monthly.

             The asset values on which such fee is based are the values at each month end of the outstanding mortgage loan balances, investment real estate and joint venture book values.

4. In addition to the charges contained in Section 3, PMLIC will charge PLACA for any bank fees, custody fees or mortgage service fees arising from transactions performed by PMLIC on behalf of PLACA pursuant to this Agreement.

















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                                   SCHEDULE B


Effective the 1st day of January, 1992, PMLIC will charge PLACA for services according to the following rates.

ISSUE COSTS

        PMLIC will charge PLACA $210 per policy issued.

INFORCE/MAINTENANCE COSTS

        PMLIC will charge PLACA a monthly fee equal to .0108% of average monthly account value for the SPDA, SPWL and Variable Annuity blocks of business.

        PMLIC will charge PLACA $1 per check issued for SPIA and Supplementary Contracts.

        PMLIC will charge PLACA an annual fee of $55 for each InForce Premium Paying Traditional Policy, and $20 for each InForce NonPremium
Paying Traditional Policy.

        PMLIC will charge PLACA an annual fee of $55 for each InForce Policy sold through the PPGA sales force.

PROFESSIONAL SERVICES

        PMLIC will charge PLACA a monthly fee of $16,700 for Accounting, Legal and Actuarial Services provided.

        PMLIC will charge PLACA Investment Expenses per Schedule A of this Agreement.

        PMLIC will charge PLACA for Marketing Services a fee equal to 25 basis points on gross new SPDA Premium, and 35 basis points on new Variable Annuity Premium.

        PMLIC will charge PLACA for PPGA Marketing Services a fee of $100,000 per month plus 39 basis points on new PPGA Premium.

It is understood that the above charges will apply for twelve months. After that time, PMLIC has the right to change the fees due under this Agreement upon 30 days prior written notice, but in no event will the charge increase by more than 10% in any twelve month period nor will it be changed more frequently than once every twelve months.

In the event that PLACA wishes PMLIC to provide any services not provided for by this Agreement, PMLIC will provide such services as it agrees to provide on a time and expenses basis.

In addition to the charges described above, PLACA agrees in the event of the sale by PMLIC of a controlling interest in PLACA to reimburse


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PMLIC for any license, royalty fees or other fees or expenses paid to any unrelated third party required for PMLIC to provide the services set forth in this Agreement, which fees would otherwise not be payable if PMLIC was not providing said services to PLACA.

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